ASSET MORTGAGE AGREEMENT

by and among

Heilongjiang Feihe Kedong Feedlots Co., Ltd.
Heilongjiang Feihe Gannan Feedlots Co., Ltd.
(Collectively as “Mortgagers”)

and

Heilongjiang Feihe Dairy Co., Ltd.
(as “Mortgagee”)

September 30, 2011

Catalogue

ASSET MORTGAGE AGREEMENT

This ASSET MORTGAGE AGREEMENT (the “Agreement”) is entered into as of September 30, 2011 by and among:

Mortgager: Heilongjiang Feihe Kedong Feedlots Co., Ltd., a limited liability company duly organized and existing under the Laws of the People’s Republic of China (the “PRC” or “China”) with its registered address at Qingxiang Street, Kedong town, Kedong country, Heilingjiang Province, its registration number being 230230100000170 and its legal representative being Jinyan Ma (“Feihe Kedong”).

Mortgager: Heilongjiang Feihe Gannan Feedlots Co., Ltd., a limited liability company duly organized and existing under the Laws of the PRC with its registered address at Fanrong Street, Gannan country, Heilingjiang Province, its registration number being 230225100005848 and its legal representative being Jinyan Ma (“Feihe Gannan”, and together with Feihe Kedong, hereinafter collectively referred to as the “Companies” or “Mortgagers”).

Mortgagee: Heilongjiang Feihe Dairy Co., Ltd.，a wholly foreign owned enterprise duly organized and existing under the Laws of the PRC with the registered address at Kedong County, Qiqihaer City, Heilongjiang Province, and its legal representative being Leng Youbin (“Feihe” or “Mortgagee”).

The Mortgagee and Mortgagers shall be collectively referred to as “Parties” and individually as a “Party”.
RECITALS

Whereas, Mortgagers, Mortgagee and certain other parties entered into an Equity Purchase Agreement on August 1, 2011.

Whereas, to ensure the full performance of the obligations of the Mortgagers under the Equity Purchase Agreement, mortgagers hereby mortgage its assets to Mortgagee.

NOW THEREFORE, the Parties have reached agreements as follows:

Article I Definition

1.1           Unless otherwise provided in this Agreement, the terms shall have the following meanings:

“Equity Purchase Agreement” shall refer to the Equity Purchase Agreement entered into by the Mortgagers, Mortgagee and certain other parties on August 1, 2011.

“Mortgagee” shall refer to the creditor under the Equity Purchase Agreement, which is Feihe.

    “Mortgagers” shall refer to the debtors under the Equity Purchase Agreement, which are Feihe Kedong and Feihe Gannan.

“Collateral” shall refer to the properties and assets listed on the Appendix 1 of this Agreement.

“Value of Collateral” shall refer to the book value of the Collateral at the time of such Collateral being sold.

“Breach of Contract” shall refer to any or all of the events and actions set forth in Article XIII of this Agreement.

1.2              Unless otherwise defined under this Agreement, capitalized terms in this Agreement shall have the meaning ascribed to them in the Equity Purchase Agreement.

Article II Collateral

“Collateral” shall refer to the properties and assets listed in Appendix 1 of this Agreement.

Article III Mortgage

Mortgagers hereby agree to provide to Mortgagee a first priority security on the Collateral.

Article IV Principal Claim and the Term for Mortgagers to Perform the Obligation

4.1              “Principal Claim” refers to the Second Payment under the Equity Purchase Agreement; the total value of the Principal Claim is RMB734,505,724.57.

4.2              The term for Mortgagers to perform their obligation of the Second Payment is 18 months immediately after the Closing Date under the Equity Purchase Agreement.  The repayment shall be that Mortgagers provide to Mortgagee raw milk valued at RMB122,417,620.76 each quarter for the 18 months.

Article V Scope of Mortgage

The scope of mortgage shall cover all the debts of Mortgagers under the Equity Purchase Agreement, including but not limited to the Principal Claim, interest, liquidated damage, indemnification, and other fees (if any) under the Equity Purchase Agreements (collectively, “Secured Debt”).

Article VI Time Limit for Mortgage

The rights of Mortgagee under this Agreement shall survive 2 years after the expiration of the litigation time period for the Secured Debt.

Article VII Register of Mortgage

7.1         Mortgagers shall complete the registration of mortgage in accordance with the relevant laws and regulations prior to the Closing Date under the Equity Purchase Agreement.

7.2         After paying back the Secured Debt, Mortgagers shall together with Mortgagee cancel the mortgage registration with the competent authority.

Article VIII Representation and Warranty of Mortgagers

8.1           Each of the Mortgagers is duly organized, validly existing and in good standing under the laws of PRC, and has all requisite power and authority to own, lease and operate its properties and to carry on its business;

8.2           Each of Mortgagers is the sole legal and beneficial holder of the Collateral.  Mortgagers have the right to dispose the Collateral respectively without objection from any third party.  The Collateral are not subject to any attachment, detention or any other condition that may affect the rights of the Mortgagee;

8.3           The asset mortgage under this Agreement is not subject to any other third party priority imposed on the Collateral (except as otherwise required by applicable legislation or administrative regulation);

8.4           There is no litigation, arbitration or any other kind of unfavorable administrative process related to the Collateral;

8.5           Mortgagers shall inform Mortgagee by written notice within 3 days in case there is any change of their representations and warranties set forth under this Agreement.

Article IX Obligation of Mortgagers

9.1           Mortgagers shall obey all the laws and regulations in relation to this Agreement.  Mortgagers are obliged to use their best efforts to ensure their property rights in the Collateral.

9.2           Mortgagers are obliged to legally and promptly complete the mortgage registration.  Before the Closing Date under the Equity Purchase Agreement, Mortgagers shall deliver the respective certificate or document of the Collateral to Mortgagee.

9.3           Without the written consent of Mortgagee, Mortgagers shall not dispose any of the Collateral, including but not limited to creating other mortgage on the Collateral after execution of this Agreement.

9.4           Mortgagers are obliged to inform Mortgagee by written notice within 3 days if Mortgagers knows or should have known the occurrence of any litigation, arbitration or administrative process in relation to Mortgagers or the Collateral.

9.5           Mortgagers are obliged to use their best efforts to ensure the security of and to prevent damages on the Collateral.  Mortgagers are also obliged to cooperate with Mortgagee in respect of the review and inspection by the representative appointed by Mortgagee.

9.6           Mortgagers shall promptly inform Mortgagee of any event or accident, which may affect the value of Collateral (including but not limited to any impairment and loss of the Collateral).  At any time the Mortgagee reasonably believes that the Collateral is insufficient to secure the Secured Debt, Mortgagers shall offer equivalent new property or equity to Mortgagee as Collateral within 10 days upon written requirement of Mortgagee.

Article X Obligation of Mortgagee

10.1           Mortgagee is obliged to cooperate with the mortgage registration together with Mortgagers.

10.2           Within 30 days after paying off the Secured Debt by the Mortgagers, Mortgagee is obliged to deliver certificate, insurance policy and other documents of Collateral under its custody back to Mortgagers and cooperate with Mortgagers in cancelling the registration.  Mortgagers shall be responsible for the fees related thereto.

10.3           Mortgagee is obliged to notify Mortgagers promptly by written notice when the Principle Claim is transferred to a third Party.

Article XI Insurance

11.1           Mortgagers shall purchase insurance for the Collateral based on its appraised value, and the beneficiary of insurance shall be Mortgagee.  Mortgagers shall keep paying insurance expenses until the Secured Debt is paid off.

11.2            Mortgagers shall inform Mortgagee by written notice within 5 days if Mortgagers knew or should have known the occurrence of any insurance accident.  Mortgagers shall be in charge of settlement of the insurance claim.

Article XII Realization of Mortgage

12.1            Upon happening any of the following events:

(a)              Mortgagers failed to perform their repayment obligations under the Equity Purchase Agreement,

(b)              Any of the Mortgagers was legally announced bankruptcy, winding up or dissolution,

(c)              Any breach of the Equity Purchase Agreement or this Agreement by the Mortgagers, or

(d)              The Equity Purchase Agreement is terminated due to reason attributable to Mortgagers,

Mortgagers shall pay the Principal Claim within 10 days upon requirement of Mortgagee.  Otherwise, Mortgagee shall have the right to realizing the mortgage in any legal method.

12.2              The income in realization of mortgage under this Agreement shall offset the fees for realization of mortgage, and then shall pay off the Secured Debt; the remaining portion will be returned to Mortgagers or other beneficiaries.

Article XIII Breach of Contract and Liability

13.1                 Any of the conditions below shall be deemed as a Breach of Contract by Mortgagers:

(a)         Any breach of the Equity Purchase Agreement by Mortgagers;

(b)         Value of the Collateral decreased due to the fault of any of the Mortgagers;

(c)         Mortgagers’ insurance obligations under Article X were not fulfilled; or

(d)         Mortgagers disposed or set up mortgage on the Collateral without written consent of Mortgagee.

13.2            Upon the occurrence of any of Breach of Contract set forth in this Agreement, Mortgagee shall be entitled to (not as an obligation), one or more remedies set forth below as indemnification:

(a)	Requiring Mortgagers to provide guarantees equivalent to the decreased value of the Collateral;

(b)	Requiring Mortgagers to pay all the Secured Debt;

(c)	Realizing the mortgage under this Agreement;

(d)	Requiring Mortgagers to indemnify the damages of Mortgagee directly caused by its Breach of Contract.

Article XIV Amendment and Termination

14.1                  Amendment and Termination of this Agreement shall be by mutual written agreements of the Parties.

Article XV Assignment

15.1                This Agreement shall be binding and inure to the benefit of the Mortgagee’s successors and assignees.

15.2                 Mortgagers shall not assign any of their obligations under this Agreement to a third party without the consent of Mortgagee.

15.3                 Partial of or all the rights of Mortgagee hereunder may be assigned in connection with the assignment of Mortgagee’s rights under the Equity Purchase Agreement; Mortgagers are obliged to amend the registration of Collateral accordingly.  Mortgagee shall notify Mortgagers in writing when exercising its rights under this Article 15.3.

Article XVI Effectiveness and Termination

16.1              This Agreement shall come into effect upon execution by the Parties.

16.2              This Agreement shall been binding on Parties until the Secured Debt is paid off.

Article XVII Dispute Resolution and Governing Law

17.1              The execution, effectiveness, construction, performance, and the resolution of disputes hereunder shall be governed by the PRC laws.

17.2              In the event of any dispute with respect to the construction and performance of the provisions of this Agreement, the Parties shall negotiate in good faith to resolve the dispute.  In the event the Parties fail to reach an agreement on the resolution of such a dispute within 30 days after any Party’s request for resolution of the dispute through negotiations, any Party may file a lawsuit with a PRC court that has the jurisdiction.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed on September 30, 2011, in Kedong (City):

Mortgager:：Heilongjiang Feihe Kedong Feedlots Co., Ltd.

Legal Representative:     /s/

(Signature)

Mortgager: Heilongjiang Feihe Gannan Feedlots Co., Ltd.

Legal Representative:     /s/

(Signature)

Mortgagee: Heilongjiang Feihe Dairy Co., Ltd.

Legal Representative:     /s/

(Signature)

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Appendix 1

List of Collateral

Real Estate：

1.	Location: [_____________]

2.	Ownership:[_____________]

3.	Time limit for Land: [_____]

Location of Real Estate	Construction Area (square meter)	Appraised Value (RMB)	Date of Appraisal	Certificate Number

4.	Details:

Details of other Collateral:

Name of property or equity	Appraised Value (RMB)	Date of Appraisal

This Appendix shall be deemed as an integral part of this Agreement.